EXHIBIT 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

Brand Engagement Network Inc.

(Exact Name as Specified in its Charter)

Table 1 - Newly Registered Shares

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	457(h) and 457(c)	4,608,343	(2)	$1.5	(3)	$6,912,515	(3)	0.00014760	$1,020
Equity	Common Stock, par value $0.0001 per share	457(h)(1)	505,087		$8.11	(4)	$4,096,256		0.00014760	$605
Equity	Common Stock, par value $0.0001 per share	457(h)(1)	1,634,947		$3.71	(4)	$6,065,653		0.00014760	$895
Equity	Common Stock, par value $0.0001 per share	457(h)(1)	202,575		$0.38	(4)	$76,979		0.00014760	$11
Total Offering Amounts					—		$17,151,403		—	$2,531
Total Fee Offsets					—		—		—	$0.00
Net Fee Due					—		—		—	$2,531

(1)	This Registration Statement on Form S-8 (the “Registration Statement”) covers (i) 4,608,343 shares of the registrant’s Common Stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to awards to be made under the Brand Engagement Network Inc. 2024 Long-Term Incentive Plan (the “2024 Plan”) and (ii) the issuance of up to 2,342,609 shares of the registrant’s Common Stock that may be issued upon exercise of certain options (the “Options”) assumed by the Company in connection with the Business Combination that were originally issued by Brand Engagement Network Inc., a Wyoming corporation (“Legacy BEN”) pursuant to the Brand Engagement Network Inc. 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan”). In addition, the Registration Statement registers the resale of shares of Common Stock by certain selling stockholders identified in the Reoffer Prospectus included in and filed with the Registration Statement, for which no additional registration fee is required pursuant to Rule 457(h)(3) under the Securities Act.

(2)	Includes issuance of up to 4,608,343 shares of the registrant’s Common Stock reserved and available for delivery with respect to awards under the 2024 Plan and that may become available for delivery with respect to awards under the 2024 Plan pursuant to the terms and conditions of the 2024 Plan. See Explanatory Note.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices reported for a share of Common Stock on the Nasdaq Capital Market on May 13, 2024 (such date being within five business days of the date that this registration statement was first filed with the SEC).

(4)	Calculated pursuant to Rule 457(h)(1) under the Securities Act, based on the exercise price of certain Options assumed by the Company in connection with the Business Combination that were originally issued by Legacy BEN pursuant to the 2021 Equity Incentive Plan.